Exhibit 99.1

NEWS RELEASE

ICF International Reports First Quarter 2014 Results

■	Revenues Increased 5 Percent Despite Weather-related Closures
■	Domestic Commercial Revenue Grew by 8 Percent, Led by Digital Interactive and Energy Efficiency
■	Diluted EPS Was $0.48; Adjusted EPS Was $0.50, Exclusive of Acquisition Costs
■	Total Contract Awards Were $182 Million; Commercial Wins Represented 40 Percent

Investor information contact:

Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com, +1.212.750.5800

Company information contact:

Douglas Beck, ICF International, douglas.beck@icfi.com, +1.703.934.3820

FOR IMMEDIATE RELEASE

FAIRFAX, Va. (May 7, 2014)  ̶  ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the first quarter ended March 31, 2014.

First Quarter 2014 Results

“First quarter results represented a solid start to the year and reflected the benefits of our diversification strategy into commercial and international markets,” said ICF Chairman and Chief Executive Officer Sudhakar Kesavan. “Our domestic commercial business grew nearly 8 percent, driven by increased demand for our digital interactive services from existing and new clients, growth in energy efficiency work, and increased energy transaction advisory assignments. In addition, we continued to see strong growth in our international government business, which more than doubled, and together with commercial revenue accounted for 37 percent of total revenues compared to 33 percent in last year’s first quarter. Commercial awards represented 40 percent of total contract awards in the first quarter.

“First quarter revenues and profitability were affected by special items as well as the severe weather conditions on the U.S. East Coast, which caused the closing of federal government offices in the Washington, D.C., area and Atlanta. We estimate that the winter storms reduced our first quarter revenue by $4.0 million to $5.0 million. In addition to the impact of reduced revenue, profitability was negatively affected by the acquisition costs related to Mostra SA and CityTech, Inc., which were completed on February 7, 2014, and March 17, 2014, respectively, partially offset by the net effect of items related to Ecommerce Accelerator LLC (ECA), a small acquisition that we completed in mid-2013. Exclusive of all of these factors, we estimate that first quarter revenue would have been $249 million to $250 million, EBITDA would have ranged from $22.6 million to $23.0 million, and diluted earnings per share would have been $0.51 to $0.52,” Mr. Kesavan noted.

Inclusive of the above-mentioned special items and weather-related impacts, first quarter 2014 revenue was $245.1 million, a 4.8 percent increase from the $233.9 million reported in the 2013 first quarter. Service revenue increased 2.3 percent to $183.0 million. EBITDA was $21.7 million, and EBITDA margin was 8.9 percent. Operating income was $16.7 million, compared to the $17.6 million reported in the 2013 first quarter. Net income was $9.7 million, or $0.48 per diluted share, compared to $10.1 million, or $0.51 per diluted share earned in the comparable 2013 period.

Backlog and New Business Awards

Backlog was $1.6 billion at the end of the first quarter of 2014, up from $1.5 billion at the end of last year’s first quarter. Funded backlog was $697 million, or 42 percent of the total. The total value of contracts awarded in the first quarter of 2014 was $182 million.

Commercial Business First Quarter 2014 Highlights

Revenues from commercial clients increased 3.5 percent in the first quarter to $68.6 million and represented 28 percent of total revenue. Commercial revenue was driven by domestic commercial revenue growth of 7.7 percent, partially offset by the anticipated decline in international aviation consulting revenues related to the completion of a large project in the first quarter of 2013. Revenues from energy efficiency clients increased 6.1 percent and accounted for 40 percent of commercial revenues.

Key Commercial Sales Highlights in the First Quarter of 2014

Commercial awards were $73 million for the first quarter, representing a book-to-bill ratio of 1.07.

ICF was awarded more than 400 commercial projects globally in the first quarter. The largest awards included:

■

Energy Efficiency: A $16.1 million contract with a southeastern U.S. utility to provide demand side management services for its residential and commercial and industrial (C&I) energy efficiency programs.

■	Energy Efficiency: A $9.3 million contract for residential and C&I energy efficiency program management for another southeastern U.S. utility.

Other commercial awards greater than $1 million included additional environmental management support for a U.S. rail carrier, training and program support for a U.S. West Coast utility, interactive data support for a gas utility, environmental research support for an industry trade association, web support for a U.S. East Coast utility, and strategic communications support for a financial organization.

Government Business First Quarter 2014 Highlights

■

U.S. Federal Government revenues declined 6.8 percent to $129.1 million in the first quarter and accounted for 53 percent of total revenue, compared to 59 percent in last year’s first quarter. Despite the decrease, we saw growth in a number of areas, including health and human services, and veterans affairs.

■

U.S. state and local government revenues increased 31 percent and accounted for 10 percent of total revenue, up from 8 percent in the comparable period last year, primarily due to increased demand for disaster recovery services related to Superstorm Sandy and an increase in work to complete a deliverable in the next phase of a large West Coast infrastructure project.

■

International government revenues increased 117.7 percent and accounted for 9 percent of total revenue, up from 5 percent in last year’s first quarter, primarily reflecting contract wins with the UK government and the European Commission and a two-month contribution from the Mostra acquisition.

Key Government Contracts Awarded for the 2014 First Quarter

ICF was awarded more than 100 U.S. Federal Government contracts and task orders and hundreds of additional contracts from other U.S. state and local and international governments. The largest awards included:

■	Environment: A contract valued at up to $17 million to provide environmental compliance assistance to the State of New Jersey for Superstorm Sandy recovery programs.

■	Health: A contract valued in excess of $8 million to provide technical and interactive data assistance for a healthcare program for a U.S. federal agency.

■	Housing: A contract valued at approximately $7 million net to ICF to provide staff augmentation assistance to the State of New Jersey as part of Superstorm Sandy housing recovery programs.

■

Climate Change: A €5 million contract with the European Commission's Directorate-General for Development and Cooperation to support the design and implementation of greenhouse gas (GHG) emissions trading systems in China to help reach GHG mitigation goals.

Other individual U.S. Federal Government awards greater than $1 million included childcare program technical assistance, IT and other logistics program support for the Department of Defense; climate change adaptation and modeling and simulation support for the Department of Transportation; marine life survey research support for the Department of Commerce; and Educational Technical Assistance for the Department of Education. At the U.S. state and local level, they included California conservation and water program assistance, environmental impact support for a West Coast port, and public health survey research for the State of New York. In Europe, additional government contract wins included employment strategy assistance for the European Commission and technical assistance to a European Aid agency.

Summary and Outlook

“First quarter results reflected our continued success in diversifying our client base. After a record year for sales in 2013, first quarter contract awards included important strategic wins, many of them in the commercial arena. Our trailing 12-month book-to-bill ratio is 1.17, and our pipeline at the end of the first quarter was up 29 percent year-over-year and 9 percent sequentially, reflecting significant growth potential across all of our client categories.

“Based on our current portfolio of business, we continue to expect full year 2014 revenues to be in the range of $1.025 billion to $1.065 billion and earnings per diluted share to be between $2.27 and $2.37, based on approximately 20.2 million diluted weighted average number of shares outstanding and an effective tax rate of 38.5 percent. Our operating cash flow for 2014 is expected to be $70 million to $80 million,” Mr. Kesavan said.

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world’s future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients’ most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 4,500 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended
	March 31,
	2014	2013
	(Unaudited)

Gross Revenue	$245,052	$233,921
Direct Costs	153,730	142,818
Operating costs and expenses:
Indirect and selling expenses	69,637	68,262
Depreciation and amortization	3,076	2,799
Amortization of intangible assets	1,959	2,393
Total operating costs and expenses	74,672	73,454
Operating Income	16,650	17,649
Interest expense	(714)	(768)
Other (expense) income	(35)	78
Income before income taxes	15,901	16,959
Provision for income taxes	6,185	6,847
Net income	$9,716	$10,112

Earnings per Share:
Basic	$0.49	$0.52
Diluted	$0.48	$0.51

Weighted-average Shares:
Basic	19,804	19,543
Diluted	20,277	19,875

Other comprehensive income:
Foreign currency translation adjustments	(347)	(245)
Comprehensive income	$9,369	$9,867

Reconciliation of non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$245,052	$233,921
Subcontractor and Other Direct Costs*	(62,054)	(55,042)
Service Revenue	$182,998	$178,879

Reconciliation of EBITDA
Operating Income	$16,650	$17,649
Depreciation and amortization	5,035	5,192
EBITDA	21,685	22,841
Acquisition-related expenses**	543	—
Adjusted EBITDA	$22,228	$22,841

Reconciliation of Adjusted EPS
Diluted EPS	$0.48	$0.51
EPS impact of acquisition costs, net of tax	0.02	—
Adjusted EPS	$0.50	$0.51

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed and anticipated-to-close acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)

Current Assets:
Cash	$20,204	$8,953
Contract receivables, net	242,915	205,062
Prepaid expenses and other	9,181	7,847
Income tax receivable	989	4,482
Total current assets	273,289	226,344
Total property and equipment, net of accumulated depreciation of $51,784 and $49,229 as of March 31, 2014, and December 31, 2013, respectively	31,262	30,214
Other assets:
Goodwill	464,285	418,839
Other intangible assets, net	19,662	12,239
Restricted cash	2,097	1,864
Other assets	11,592	11,414
Total Assets	$802,187	$700,914

Current Liabilities:
Accounts payable	$49,392	$45,544
Accrued salaries and benefits	34,253	45,994
Accrued expenses	40,503	32,256
Deferred revenue	23,536	20,282
Deferred income taxes	6,617	6,144
Total current liabilities	154,301	150,220
Long-term liabilities:
Long-term debt	127,208	40,000
Deferred rent	13,824	12,912
Deferred income taxes	10,670	10,780
Other	9,003	12,911
Total Liabilities	315,006	226,823
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 20,883,654 and 20,617,270 shares issued; and 19,937,076 and 19,764,634 shares outstanding as of March 31, 2014, and December 31, 2013, respectively	21	21
Additional paid-in capital	258,223	250,698
Retained earnings	255,623	245,907
Treasury stock	(25,349)	(21,545)
Accumulated other comprehensive loss	(1,337)	(990)
Total Stockholders’ Equity	487,181	474,091
Total Liabilities and Stockholders’ Equity	$802,187	$700,914

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended
	March 31,
	2014	2013
	(Unaudited)
Cash flows from operating activities
Net income	$9,716	$10,112
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash equity compensation	3,929	2,001
Depreciation and amortization	5,035	5,192
Other adjustments, net	(1,103)	263
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(24,246)	(2,752)
Prepaid expenses and other assets	(1,231)	(102)
Accounts payable	616	(587)
Accrued salaries and benefits	(12,956)	(5,340)
Accrued expenses	5,903	(2,795)
Deferred revenue	456	138
Income tax receivable and payable	3,271	6,932
Other liabilities	(1,419)	245
Net cash (used in) provided by operating activities	(12,029)	13,307
Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(5,658)	(3,621)
Payments for business acquisitions, net of cash received	(57,716)	—
Net cash used in investing activities	(63,374)	(3,621)

Cash flows from financing activities
Advances from working capital facilities	168,516	19,757
Payments on working capital facilities	(81,308)	(38,046)
Proceeds from exercise of options	1,177	40
Tax benefits of stock option exercises and award vesting	2,435	197
Net payments for stockholder issuances and buybacks	(3,819)	(1,649)
Net cash provided by (used in) financing activities	87,001	(19,701)
Effect of exchange rate changes on cash	(347)	(245)
Increase (decrease) in cash	11,251	(10,260)
Cash, beginning of period	8,953	14,725
Cash, end of period	$20,204	$4,465

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$550	$754
Income taxes	$582	$120

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended
	March 31,
	2014	2013

Energy, environment, and infrastructure	40%	39%
Health, social programs, and consumer/financial	49%	48%
Public safety and defense	11%	13%

Total	100%	100%

Revenue by client	Three Months Ended
	March 31,
	2014	2013

U.S. federal government	53%	59%
U.S. state and local government	10%	8%
Non-U.S. government	9%	5%
Government	72%	72%

Commercial	28%	28%

Total	100%	100%

Revenue by contract	Three Months Ended
	March 31,
	2014	2013

Time-and-materials	50%	52%
Fixed-price	33%	30%
Cost-based	17%	18%

Total	100%	100%